June 13, 1996






Securities & Exchange Commission
Corporate Finance Division
Chief Counsel's Office
450 Fifth Street, N.W.
Washington, DC 20549-1007

RE: Cheung Laboratories, Inc.
      SEC File No. 2-93826-W

Dear Sir or Madam:

Enclosed is an original and four copies of a Form 8K for Cheung
Laboratories, Inc.

Should you have any questions, please give us a call.

Very truly yours,



Augustine Y. Cheung
President




AYC/ls
Enclosures

              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                  ___________________________


                            FORM 8-K

                          CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934



Date of Report                                June 13, 1996



                      CHEUNG LABORATORIES, INC.


                               MARYLAND


2-93826-W                   52-1256615
(Commission File Number)    (IRS Employer Identification Number)




10220 Old Columbia Road Suite I Columbia, MD 21046

                                    (410) 290-5390

ITEM 5:  OTHER EVENTS


Cheung Laboratories, Inc. (the "Registrant') has entered into an exclusive license agreement with Massachusetts Institute of Technology (MIT) for the commercialization rights to a proprietary patented Adaptive Phased Array (APA) technology to be used in conjunction with The Registrant's hyperthermia systems for the treatment of cancer.

This innovative proprietary technology was originally developed by MIT for use in microwave radar systems for the Department of Defense. The Registrant believes the use of APA technology with the Registrant's hyperthermia systems represents a major breakthrough in the non-invasive treatment of cancer. A patent has been granted for the use of APA hyperthermia systems for non-invasive breast cancer treatment. Patents have also been granted for use of APA hyperthermia systems for the non-invasive treatment of deep seated cancer tumors. The APA technology overcomes the major technological problems of current hyperthermia systems, which are the inability to focus on a repeatable and reliable basis and the inability to eliminate undesired hot spots. With the MIT-APA technology, the Registrant will be in a position to market a complete line of state of the art, clinically effective and side-effect free hyperthermia cancer treatment systems for breast cancer, prostate cancer, and deep-seated tumors in the brain, liver and lungs.

The Registrant and MIT have been working for over four years in the antenna design, system development and preclinical evaluation of the APA technology used with microwave hyperthermia systems. The initial company effort will be on the development of a dedicated breast cancer treatment system that integrates APA with the Registrant's Microfocus 1000 microwave hyperthermia system. The Microfocus 1000 has been approved by the Food and Drug Administration (FDA) to be used in conjunction with radiation for cancer treatment. Adding APA to the Microfocus 1000 will require clinical studies before marketing and sales in the U.S.A. A working prototype has been completed with encouraging preclinical results. Studies have shown hyperthermia is effective by significantly improving the the clinical responses of both radiation therapy and chemotherapy in cancer treatment. By itself, hyperthermia reduces the size of tumors.


                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

                                CHEUNG LABORATORIES, INC.


Date: June 13, 1996        By:______________________________

                           Dr. Augustine Y. Cheung, President